CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-212884 on Form N-2 of our report dated December 20, 2017, relating to the financial statements and financial highlights of First Trust New Opportunities MLP & Energy Fund, appearing in the Annual Report on Form N-CSR of First Trust New Opportunities MLP & Energy Fund as of and for the year ended October 31, 2017, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 1, 2018